                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-26161

            Prospectus Supplement to Prospectus dated May 16, 1997.

                                  $150,000,000

                       PIEDMONT NATURAL GAS COMPANY, INC.

                          Medium-Term Notes, Series C
                         ------------------------------

                                 TERMS OF SALE

     The following terms may apply to the Notes which Piedmont Natural Gas Company, Inc. may sell at one or more times. The final terms for each Note will be included in a Pricing Supplement. Piedmont Natural Gas will receive between $149,812,500 and $148,875,000 of the proceeds from the sale of the Notes, after paying the agents commissions of between $187,500 and $1,125,000.

     Piedmont Natural Gas plans to offer and sell the Notes with various terms, including (unless otherwise indicated in the Pricing Supplement) the following:

-  Stated maturities 9 months or more from date of issue.

-  Redemption and repurchase at our option or at the option of the holder

-  Denominated in U.S. dollars

- Issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof

-  Interest at fixed or floating rates

-  Interest paid on fixed rate Notes semi-annually

- Interest paid on floating rate Notes monthly, quarterly, semi-annually or annually

- Interest rate formula for floating rate Notes based on one or more of the following:

          -  Commercial paper rate

          -  CD rate

          -  Prime rate

          -  Federal funds effective rate

          -  LIBOR

          -  Treasury rate

          - Such other interest rate formula as may be specified in the applicable Pricing Supplement

-  Book entry (through The Depository Trust Company) or certificated form

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

     Piedmont Natural Gas may sell the Notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the Notes. They will use their reasonable best efforts to sell the Notes offered.

GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.

                                               FIRST UNION CAPITAL MARKETS CORP.

                         ------------------------------

                 Prospectus Supplement dated September 9, 1999.

                              DESCRIPTION OF NOTES

     The following description sets forth certain terms of the Medium Term Notes, Series C (the "Notes") that we may offer. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus (the "Prospectus"). The Notes are referred to in the Prospectus as the "Offered Securities".

     Each time we offer Notes, we will attach a Pricing Supplement to this Prospectus Supplement. The Pricing Supplement will contain the specific description of the Notes we are offering and the terms of the offering.

GENERAL

     The Notes are part of a single series of Debt Securities that we may issue under the Indenture referred to in the Prospectus between us and Citibank, N.A., as trustee (the "Trustee"). The Notes are limited to an initial offering price of $150,000,000. We may increase this limit, however, if in the future we determine to sell additional Notes. For a description of the rights attaching to the Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

     The Notes will be offered on a continuing basis and (unless specified in the applicable Pricing Supplement) will mature at par at least nine months from the Issue Date, as selected by the purchaser and agreed to by us. The Notes may be subject to redemption at our option, or obligate us to redeem or purchase the Notes pursuant to sinking fund or analogous provisions or at the option of the Holders thereof prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement. The Notes will be denominated in U.S. dollars and, unless otherwise specified in the applicable Pricing Supplement, will be issuable only in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     Unless otherwise specified in an applicable Pricing Supplement, each Note will be issued as a Book-Entry Note registered in the name of the Depositary or its nominee. So long as the Depositary is the registered owner of the master security, the Depositary or its nominee, as the case may be, will be considered the Holder of the Book-Entry Note or Notes represented by such master security for all purposes under the Indenture. See "Book-Entry System" below.

     The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the stated maturity of such Note. In addition, a Note issued at a discount may, for United States Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "Certain Federal Tax Considerations -- Original Issue Discount" in the Prospectus.

     The Notes may also be issued as "Indexed Notes", the principal amount of which is payable at or prior to maturity and the interest on which and/or any premium payable with respect to which will be determined by reference to an index or indices (e.g., the difference in price of specified security or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable Pricing Supplement relating to such Indexed Notes will set forth the terms of such Note, which may include the method by and the terms on which the amount of principal (payable on or prior to the maturity date), interest and/or any premium will be determined, any additional tax consequences to the Holders of such Notes, a description of certain risks associated with investment in such Notes and other information relating to such Notes.

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     Notes other than Book-Entry Notes may be presented for registration of transfer or exchange at the Corporate Trust Office of Citibank, N.A., in the Borough of Manhattan, the City of New York, under the circumstances described under "Description of Debt Securities -- Exchange, Registration and Transfer" in the Prospectus.

     Unless otherwise specified in the Pricing Supplement, we will be entitled to defease the Notes subject to compliance with the terms of the Indenture. See "Description of Debt Securities -- Satisfaction and Discharge" in the Prospectus. We may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by us may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be entitled to the benefits of a sinking fund.

PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

     Principal of, premium, if any, and interest payments on Book-Entry Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Book-Entry Note as described under "Book-Entry Notes". Neither us, the Trustee, any paying agent nor the registrar for such Book-Entry Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Book-Entry Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Book-Entry Note as shown on the records of such Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such Book-Entry Note held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest (other than interest payable at maturity or upon earlier redemption or repayment) on Notes issued in certificated form will be made by mailing a check to the Holder at the address of such Holder appearing on the Debt Securities Register (as defined in the Prospectus) on the applicable Record Date (as defined herein). Notwithstanding the foregoing, a Holder of $1,000,000 or more in aggregate principal amount of Notes, other than Book-Entry Notes, of like tenor and terms shall be entitled to receive such payments by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing by the Trustee not less than fifteen days prior to the applicable interest payment date. Unless otherwise specified in the applicable Pricing Supplement, principal, premium, if any, and interest payable at maturity or upon earlier redemption or repayment in respect of Notes, other than Book-Entry Notes, will be paid in immediately available funds upon surrender of such Notes at the Corporate Trust Office of Citibank, N.A. in the Borough of Manhattan, the City of New York or such other office or agency of ours maintained for such purpose in the Borough of Manhattan, The City of New York.

     In the case of a Fixed Rate Note, the applicable Pricing Supplement will designate a fixed rate of interest per annum payable on such Fixed Rate Note. In the case of a Floating Rate Note, the applicable Pricing Supplement will designate one of the following interest rate formulas as applicable to such Floating Rate Note:

     - the Commercial Paper Rate, in which case such Note will be a "Commercial Paper Rate Note";

     -  the CD Rate, in which case such Note will be a "CD Rate Note";

     -  the Prime Rate, in which case such Note will be a "Prime Rate Note";
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

     - the Federal Funds Effective Rate, in which case such Note will be a "Federal Funds Effective Rate Note";

     -  the Treasury Rate, in which case such Note will be a "Treasury Rate
        Note";

     -  LIBOR, in which case such Note will be a "LIBOR Note"; or

     - such other interest rate formulas as are set forth in such Pricing Supplement.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") as set forth in each such Floating Rate Note, or as may otherwise be specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its Issue Date at the rate per annum (in the case of a Fixed Rate Note), or pursuant to the interest rate formula (in the case of a Floating Rate Note), stated in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each interest payment date and at maturity or, if applicable, upon redemption or acceleration. Interest will be payable to the Holder thereof (which in the case of Book-Entry Notes will be the Depositary or its nominee) at the close of business on the Record Date (as defined herein) next preceding each interest payment date; provided, however, that interest payable at maturity or, if applicable, upon redemption or acceleration, will be payable to the person to whom principal shall be payable (which in the case of Book-Entry Notes will be the Depositary or its nominee). The "Record Date" with respect to any interest payment date shall be the date fifteen calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date whether or not such date is a Business Day. "Business Day", as used herein, shall mean any day which is not a Saturday, a Sunday or a day on which banks and trust companies in New York, New York are authorized or obligated by law, regulation or executive order to remain closed. The first payment of interest on any Note issued between a Record Date and an interest payment date will be made on the interest payment date following the next succeeding Record Date to the Holder on such next succeeding Record Date. The person in whose name any Note is registered at the close of business on the Record Date with respect to an interest payment date shall be entitled to receive interest on such date notwithstanding the cancellation of such Note upon any registration of transfer or exchange subsequent to such Record Date and prior to such interest payment date.

     Interest rates, interest rate formulas and the various other variable terms of the Notes described herein are subject to change by us from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by us.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, the interest payment dates for Fixed Rate Notes will be January 1 and July 1 of each year and at maturity (or upon redemption or acceleration thereof). Interest payments for Fixed Rate Notes shall be the amount of interest accrued to, but excluding, the relevant interest payment date, and will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a Business Day, interest on Fixed Rate Notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable Pricing Supplement, no interest shall accrue for the period from and after such interest payment date to such next succeeding Business Day.

FLOATING RATE NOTES

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, which will be
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adjusted by adding or subtracting the Spread or multiplying by the Spread
Multiplier, if any. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or specify for each Floating Rate Note the following terms, if applicable: Calculation Agent, Calculation Dates, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Dates, Index Maturity, Interest Reset Period, Interest Reset Date and such other terms that are applicable to such Note, if any. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on a Floating Rate Note in effect on any day will be (a) if such day is an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on such Interest Reset Date, or (b) if such day is not an Interest Reset Date with respect to such Floating Rate Note, the interest rate on such Floating Rate Note on the immediately preceding Interest Reset Date with respect to such Floating Rate Note; provided, however, that (i) the interest rate in effect from the Issue Date of a Floating Rate Note to but excluding the first Interest Reset Date with respect to such Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement), and (ii) the interest rate in effect for the ten days immediately prior to maturity of a Floating Rate Note will be that in effect on the tenth day preceding such maturity. Subject to applicable provisions of law and except as described herein, the rate of interest on a Floating Rate Note on any Interest Reset Date with respect thereto will be the rate of interest determined with respect to the Interest Determination Date pertaining to such Interest Reset Date as determined in accordance with the applicable provisions described below.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be:

     -  in the case of Floating Rate Notes which reset daily, each Business Day;

     - in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

     - in the case of Treasury Rate Notes which reset weekly, except as provided in the following paragraph, the Tuesday of each week;

     - in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month;

     - in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

     - in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year, as indicated in the applicable Pricing Supplement; and

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

     - in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as indicated in the applicable Pricing Supplement.

If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such Interest Reset Date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), a CD Rate Note (the "CD Rate Interest Determination Date"), a Prime Rate Note (the "Prime Rate Interest Determination Date") or a Federal Funds Effective Rate Note (the "Federal Funds Effective Interest Determination Date") will be the second Business Day preceding the Interest Reset Date with respect to such Note. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second Business Day preceding such Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly, or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement, and in each case, at maturity or, if applicable upon redemption or acceleration thereof. If, pursuant to the preceding sentence, an interest payment date with respect to any Floating Rate Note would otherwise be a day that is not a Business Day with respect to such Note, such interest payment date shall be the next succeeding Business Day with respect to such Note, except that if such Note is a LIBOR Note and the next succeeding Business Day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day. Unless otherwise indicated in the applicable Pricing Supplement, the Record Date with respect to Floating Rate Notes shall be the date 15 calendar days prior to each interest payment date, whether or not such date shall be a Business Day.

     Unless otherwise indicated in the applicable Pricing Supplement, interest payments for a Floating Rate Note shall be the amount of interest accrued to but excluding the interest payment date; provided, however, that if the Interest Reset Dates with respect to any Floating Rate Note are daily or weekly, interest payable on any interest payment date, other than interest payable on any date on which principal on any such Note is payable, will include interest accrued to and including the Record Date next preceding such Interest Payment Date.

     The interest accrued for any period is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the

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

interest factor calculated for each day in such period. Unless otherwise specified in the Note and the applicable Pricing Supplement, the interest factor (expressed as a decimal rounded upwards, if necessary, as described below) for each such day is computed by dividing the interest rate (expressed as a decimal rounded upwards, if necessary, as described below) applicable to such date by 360, in the case of Commercial Paper Rate Notes, CD Rate Notes, Prime Rates Notes, Federal Funds Effective Rate Notes or LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     Unless otherwise specified in a Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The "Calculation Date" pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, Citibank, N.A., the Trustee under the Indenture, will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

     All determinations made by the Calculation Agent (except to the extent expressly provided herein or in the applicable Pricing Supplement) shall be, in the absence of manifest error, conclusive for all purposes and binding on Holders of the Notes and us, and the Calculation Agent shall have no liability therefor.

  Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified on the face of such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Commercial Paper Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If such rate is neither published in either H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Commercial Paper Rate for that Commercial Paper Interest Determination Date shall be the Money Market Yield of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the offered rates, as of 11:00 A.M., New York City time, on that Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The
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

City of New York selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield  =       D X 360      X 100
                         -------------
                         360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CD Rate Notes

     Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified on the face of such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Rate Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, then the CD Rate shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit". If such rate is neither published in either H.15(519) by 9:00 A.M., New York City time, on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the CD Rate for that CD Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point) of the secondary market offered rates, as of 10:00 A.M., New York City time, on that CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate will be the CD Rate in effect on such CD Rate Interest Determination Date.

  Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified on the face of such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean (rounded upwards, if

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

necessary, to the next higher one-hundred thousandth of a percentage point) of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen NYMF Page for that Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean (rounded upwards, if necessary, to the next higher one-hundred thousandth of a percentage point), as calculated by the Calculation Agent on such Calculation Date, of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York selected by the Calculation Agent. If fewer than two quotations are provided, the Prime Rate shall be determined on the basis of the rates furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to provide such rate or rates; provided, however, that if the banks selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Federal Funds Effective Rate Notes

     Each Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified on the face of such Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Effective Interest Determination Date, the rate on such date for Federal Funds having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Effective Interest Determination Date, then the Federal Funds Effective Rate will be the rate on such Federal Funds Effective Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If such rate was neither published in either H.15(519) by 9:00 A.M., New York City time on such Calculation Date nor in Composite Quotations by 3:00 P.M., New York City time, on such date, the Federal Funds Effective Rate for that Federal Funds Effective Interest Determination Date shall be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates, as of 11:00 A.M., New York City time, on that Federal Funds Effective Interest Determination Date, for the last transaction in over-night Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on such Federal Funds Effective Interest Determination Date.

  LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified on the face of such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

          (a) With respect to any LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits of not less than $1,000,000 having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second Business Day immediately following such LIBOR Interest Determination Date, which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If at least two such offered rates appear on the Reuters Screen LIBO Page, the rate for such LIBOR Interest Determination Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear, LIBOR for such LIBOR Interest Determination Date will be determined as described in (b) below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Reuters Screen LIBO Page as described in (a) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks having the specified Index Maturity commencing on the second Business Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR Interest Determination Date.

     "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

  Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified on the face of such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities auction average (investment)" or, if not so published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity specified in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such date, or if no such auction is held in a particular week, then the Treasury Rate shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean, as calculated by the Calculation Agent on such Calculation Date, of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Treasury Interest Determination Date.

BOOK-ENTRY SYSTEM

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources (including DTC) that we believe to be reliable. We take no responsibility for the accuracy thereof.

     Upon issuance, all Book-Entry Notes will be represented by a single master security (the "Master Security"). The Master Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Book-Entry Notes will not be exchangeable for Certificated Notes at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form. Unless otherwise specified in the applicable Pricing Supplement, DTC will be the Depositary.

     DTC has advised us and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Book-Entry Notes under the DTC System must be made by or through Direct Participants. After we issue Book-Entry Notes represented by the Master Security, the Depositary will credit, on its book-entry system, the respective principal amounts of the Book-Entry Notes represented by the Master Security to the accounts of Participants. The accounts to be credited shall be designated by the Agents or underwriters of such Book-Entry Notes, by certain other agents of ours or by us if such Book-Entry Notes are offered and sold directly by us. The ownership interest of each Beneficial Owner will be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in

Notes, except as set forth below. To facilitate subsequent transfers, the Master Security deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Master Security with DTC and its registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Book-Entry Notes represented by the Master Security.

     So long as the Depositary for the Master Security, or its nominee, is the registered owner of the Master Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Notes represented by such Master Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes represented by the Master Security will not be entitled to have Book-Entry Notes represented by such Master Security registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Book-Entry Notes represented thereby, the Master Security may not be transferred except as a whole by the Depositary for the Master Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     We expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither DTC nor Cede & Co. will consent or vote with respect to Notes. We have been advised that DTC's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

     Payments of principal of and interest, if any, on the Book-Entry Notes represented by the Master Security registered in the name of the Depositary or its nominee will be made by us through the Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of the Master Security. There will be no responsibility or liability on us, the Trustee, any Paying Agent or the registrar of the Notes for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Master Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We have been advised that DTC will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Master Security as shown on the records of DTC. We have been advised that DTC's practice is to credit Direct Participants' accounts upon receipt of funds. We expect that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

     We may at any time and in our sole discretion determine not to use the Depositary's book-entry system with respect to the Master Security and elect to use Global Securities, as described in the following sentence. In such event, upon issuance, all Book-Entry Notes having the same Issue Date, stated maturity date, reset, extension, redemption and repayment provisions, Interest Payment Period, Interest Payment Dates, Record Dates, and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Interest Reset Period, Interest Reset Dates, Spread and/or Spread Multiplier, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, would be represented by a single global security (a "Global Security"). Each

Global Security representing Book-Entry Notes would be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or its nominee.

     If the Depositary with respect to the Master Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, we will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security. In addition, we may at any time and in our sole discretion determine not to use the Depositary's book-entry system, and, in such event, will issue Certificated Notes in exchange for the Book-Entry Notes represented by the Master Security.

     DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within approximate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and
(ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

OPTIONAL REDEMPTION

     If one or more redemption dates or range of redemption dates are specified in the applicable Pricing Supplement, the Notes described therein will be subject to redemption, in whole or in part, as specified in such Pricing Supplement, on any such date at our option upon not less than 30 days' or more than 60 days' notice, at the redemption price or prices specified in the applicable Pricing Supplement, together with interest accrued to the Redemption Date; provided, however, that interest installments due prior to the date fixed for redemption will be payable to the Holder of record at the close of business on the Record Date. If less than the entire principal amount of a Note is redeemed, the principal amount of such Note that remains outstanding after such redemption shall not be less than the minimum denomination of such Note. Redemption dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no redemption date is indicated with respect to a Note, such Note will not be redeemable prior to maturity.

REDEMPTION AT THE OPTION OF THE HOLDER

     Notes may be redeemed at the option of the Holders on the dates, if any, specified in the applicable Pricing Supplement. Optional repayment dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no optional repayment date is indicated with respect to a Note, such Note will not be redeemable at the option of the Holder prior to maturity. If an optional repayment date is indicated, the related Fixed Rate Note or Floating

Rate Note will be redeemable, in whole or in part (provided that, unless otherwise indicated in the applicable Pricing Supplement, any remaining principal amount of such Note shall be at least $100,000), at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the repayment date. Unless otherwise specified in the applicable Pricing Supplement, for any Note to be repaid in whole or in part at the option of the Holder, the Trustee must receive not less than 30 nor more than 60 days prior to a repayment date:

- credit for the Note to be repaid through the book-entry system of the Depositary (or in the case of a Certificated Note, the Note) and a duly completed "Option to Elect Redemption" form or

- a telegram, telex, facsimile transaction or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth the name of the Holder, the principal amount of the Note, a description of the Note's tenor or terms (or in the case of a Certificated Note, the certificate number), the principal amount of the Note to be repaid, a statement that the option to elect repayment is being exercised, and a guarantee that (i) the Note to be repaid will be returned to the Trustee through the book-entry system of the Depositary (or in the case of Certificated Note, delivered to the Trustee) and (ii) a duly completed "Option to Elect Redemption" form will be received by such Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note is returned to the Trustee and such form duly completed is received by the Trustee by such fifth Business Day.

Exercise of the redemption options shall be irrevocable. The "Option to Elect Redemption" form shall be in substantially the form set forth in the Pricing Supplement (if included therein) or obtained from the Trustee or in such other form as may be proscribed by or acceptable to the Trustee or us.

     In the case of Book-Entry Notes, the Depositary or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to redemption. In order to ensure that the Depositary's nominee will timely exercise a right to redemption with respect to a particular Note, the Beneficial Owner of such Note must instruct the broker or other Direct or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to redemption. Different firms have different deadlines for accepting instructions from their customers and accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in a Book-Entry Note in order to ascertain the time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     We and Goldman, Sachs & Co., A.G. Edwards & Sons, Inc. and First Union Capital Markets Corp. (the "Agents") have entered into an agency agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable best efforts to solicit purchases of the Notes. We have the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. We will pay the Agents a commission on any Notes sold through the Agents. The commission will range from 0.125% to 0.750% of the principal amount of the Notes, depending on the maturity of the Notes (except that we and the Agents may agree to a higher commission for maturities in excess of 30 years).

     We may also sell Notes to the Agents who will purchase the Notes as principals for their own accounts. Any such sale will be made at a discount equal to the discount set forth on the cover page hereof if no other discount is agreed. Any Notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. We may also sell Notes directly on our own behalf. No commissions will be paid on Notes sold directly by us.

     The Agents may resell any Notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the Agents received from us. The Agents will purchase the

Notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on any agency sales of Notes of the same maturity. If all the Notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

     In connection with the offering, the Agents may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Agents also may impose a penalty bid. This occurs when a particular Agent repays to the Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

     These activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). We have agreed to indemnify the several Agents against certain liabilities, including liabilities under the Act.

     The Agents may sell to dealers who may resell to investors and the Agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

     The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $102,000.

     Unless otherwise indicated in the applicable Pricing Supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York, New York.

     The Agents may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for us by Amos, Jeffries & Robinson, L.L.P., 230 North Elm Street, Greensboro, North Carolina 27401, and for the Agents by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103. The opinions of Amos, Jeffries & Robinson, L.L.P., and Orrick, Herrington & Sutcliffe LLP will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by us and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                         ------------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Description of Notes.................   S-2
Supplemental Plan of Distribution....  S-14
Validity of Notes....................  S-15

                PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
The Company..........................     3
Use of Proceeds......................     3
Ratio of Earnings to Fixed Charges...     4
Description of Debt Securities.......     4
Certain Federal Tax Considerations...    13
Plan of Distribution.................    20
Legal Opinions.......................    21
Experts..............................    21

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                                  $150,000,000
                              PIEDMONT NATURAL GAS
                                 COMPANY, INC.
                               Medium-Term Notes,
                                    Series C
                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------
                              GOLDMAN, SACHS & CO.

                           A.G. EDWARDS & SONS, INC.

                                  FIRST UNION
                             CAPITAL MARKETS CORP.
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